United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2012

Black Diamond, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-24277 (Commission File Number)	58-1972600 (IRS Employer Identification Number)

2084 East 3900 South, Salt Lake City, Utah (Address of principal executive offices)	84124 (Zip Code)

Registrant’s telephone number, including area code: (801) 278-5552

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On July 2, 2012, Black Diamond, Inc. (the “Company” or “Black Diamond”) acquired POC Sweden AB (“POC”), a Stockholm-based developer and manufacturer of protective gear for action sports athletes pursuant to the terms of the Share Transfer Agreement (the “Agreement”) dated as of June 7, 2012, and as amended on July 2, 2012 (the “Amendment,” and together with the Agreement, the “POC Agreement”), by and among Black Diamond, Ember Scandinavia AB, a Swedish corporation and a wholly owned subsidiary of Black Diamond, and the shareholders of POC (each a “Seller” and collectively, the “Sellers”). Under the terms of the POC Agreement, Black Diamond paid for a portion of the purchase price through the issuance of 460,065 shares of common stock, par value $0.001 (the “Black Diamond Shares”), to the Sellers. The Black Diamond Shares issued to the Sellers as described above were valued based on the average closing price of such shares on NASDAQ-GS for the ten consecutive trading days ending five trading days prior to the execution of the Agreement.  Black Diamond received all of the issued and outstanding shares of capital stock of POC in exchange for cash consideration paid and the Black Diamond Shares issued to the Sellers in accordance with the terms of the POC Agreement. The Black Diamond Shares were issued to the Sellers in reliance on the exemptions from registration provided for under Section 4(2), Regulation D and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder. Black Diamond has relied on these exemptions from registration based upon the representations made by the Sellers to Black Diamond in the POC Agreement, including the representations with respect to each Seller’s status as either an “accredited investor” or not a “U.S. Person,” as such terms are defined in Rule 501(a) and Rule 901(k), respectively, promulgated under the Securities Act, as well as each Seller’s investment intent with respect to such shares.

The foregoing description of the POC Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement and the Amendment, which are included as Exhibits 10.1 and 10.2 to the Current Report on Form 8-K, as amended, filed with the Securities and Exchange Commission on June 13, 2012 and July 6, 2012, respectively, and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 6, 2012

BLACK DIAMOND, INC.
By: /s/ Robert Peay Name: Robert Peay Title: Chief Financial Officer, Secretary and Treasurer